Exhibit 99.1
HALIFAX CLOSES NEW LINE OF CREDIT
ALEXANDRIA, VA —June 17, 2009 — Halifax Corporation of Virginia. (NYSE Alternext US: HX), today announced that it has closed on a new one year line of credit for $1.5 million with Sonabank, which is intended to replace the Company’s existing line of credit. The facility has a variable interest rate which is 2.75 basis points above the Wall Street Journal Prime Rate (the “indexed rate”) and is subject to adjustment based on changes in the indexed rate. Full details regarding the terms of the financing arrangement are included in the Company’s Current Report on Form 8-K to be filed with the SEC on June 17, 2009.
Charles McNew, President and Chief Executive Officer stated, “We are pleased to have Sonabank as our primary lender. It is reassuring to have our financing in place for the next twelve months and we believe that additional financing sources will be available to the Company once our full year earnings are reported.”
Key Points
•	Our outstanding bank debt has declined dramatically and currently stands at less than $600,000. This compares to outstanding bank debt of $2.5 million and $4.4 million, respectively at March 31, 2009 and 2008.

•	We believe our new line of credit is adequate to cover our internal cash flow requirements for the coming year.

•	As a result of our profitability for 2009, our view that such performance is sustainable and our current accounts receivable position , we believe that the Company can increase its borrowing capacity in FY 2010 should the need arise in the future.
McNew added, “Our supply chain services program (Enterprise Logistics Solutions) is being well received in the business process outsourcing market on both a domestic and international basis and is affording us a variety of higher margin growth opportunities. We are pleased with our progress despite the difficult economic environment. Our legacy enterprise maintenance business has its challenges but given the current state of our sales pipeline it appears to be on track for an acceptable performance in the coming year.”
Founded in 1967, Halifax Corporation is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.
Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company’s Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.